UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Akorn, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY MATERIALS
1925 West Field Court, Suite 300
Lake Forest, Illinois  60045

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2013

TO THE SHAREHOLDERS OF AKORN, INC.:

You are cordially invited to attend the 2013 annual meeting of shareholders of Akorn, Inc. (the “Company,” “we,” “our,” “us” or “Akorn”) to be held at 10:00 a.m., local time (Central Daylight Time) on May 3, 2013, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect seven directors to the Board of Directors.

2.	To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To approve by non-binding advisory vote the Company’s executive compensation program.

4.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 8, 2013.  A list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the location of the meeting on and during ordinary business hours for 10 days prior to the meeting at our principal offices located at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

As outlined in the proxy statement, the Board of Directors recommends that you vote “FOR” each of the nominees under Proposal 1 and “FOR” Proposals 2 and 3.  Please refer to the proxy statement for detailed information on each of the proposals.

By Order of the Board of Directors

/s/ Raj Rai

Raj Rai
Chief Executive Officer

Lake Forest, Illinois
April 1, 2013

It is important that your shares be represented at the meeting regardless of the number of shares you hold.  Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the meeting.  Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This Proxy Statement is dated April 1, 2013 and was first mailed to shareholders of Akorn, Inc. on or about April 1, 2013. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held on May 3, 2013.

The proxy statement and 2012 annual report to shareholders are available at http://www.proxyvote.com.

AKORN, INC.
1925 West Field Court, Suite 300
Lake Forest, Illinois  60045

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held May 3, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why have I received these materials?

This proxy statement and the enclosed proxy card were sent to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the annual meeting of shareholders to be held on May 3, 2013.  You are cordially invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.  We intend to mail this proxy statement and accompanying proxy card and the 2012 annual report on or about April 1, 2013 to all shareholders entitled to vote at the annual meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders of record as of the close of business on March 8, 2013 will be entitled to vote at the annual meeting.  On March 8, 2013, there were 95,934,432 shares of common stock outstanding and entitled to vote.  On each matter, the holders of the common stock will be entitled to one vote for each share of common stock held as of the record date. There is no cumulative voting with respect to the election of directors.

Shareholder of Record: Shares Registered in Your Name.  If on March 8, 2013 you were a “record” shareholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare Investor Services, LLC (“Computershare”), you may vote in person at the annual meeting or by proxy.  Whether or not you intend to attend the annual meeting, we encourage you to complete and sign the accompanying proxy card and mail it to Akorn to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on March 8, 2013, you were the beneficial owner of shares of common stock held in “street name” (that is, a shareholder who held common stock through a broker or other nominee) then these materials are being forwarded to you by the broker or other nominee.  You may direct your broker or other nominee how to vote your shares of common stock.  However, you will have to obtain a proxy form from the institution that holds your shares and follow the voting instructions on the form.  If you wish to attend the annual meeting and vote in person, you may not do so unless you first obtain a legal proxy issued in your name from your broker or other nominee.

What am I voting on?

There are three matters scheduled for a vote:

●	Election of seven directors;

●	Ratification of the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

●	Approval by non-binding advisory vote of the Company’s executive compensation program.

How do I vote?

You may either vote “FOR” or “WITHHOLD” for any or all of the Company’s nominees for Director.  You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to ratify the Company’s selection of KPMG LLP as its independent registered public accounting firm, and on the voting to approve by non-binding advisory vote the Company’s executive compensation program.

Shareholder of Record: Shares Registered in Your Name.  If you are a shareholder of record, you may vote in person at the annual meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet at www.proxyvote.com or vote by telephone at 1-800-690-6903. Please see the proxy card for voting instructions.

Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the annual meeting and vote in person if you have already voted by proxy.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Akorn.  In order to vote, complete and mail the proxy card received from your broker or bank to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

How many votes do I have?

Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting.

What constitutes a quorum for purposes of the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting.  The presence at the annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, or 47,967,217 votes, shall constitute a quorum for the transaction of business at the meeting.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

●	FOR the election of the seven nominees for director;

●	FOR the ratification of the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

●	FOR the approval, by non-binding resolution, of the Company’s executive compensation program.

With respect to any other matter that properly comes before the annual meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.  As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the annual meeting.

What if I return a proxy card but do not make specific choices?

Shareholders of Record:  Shares Registered in your Name.  If you are the shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of all seven nominees for director, and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  No vote will be cast in regards to the non-binding advisory vote on our executive compensation program. If any other matter is properly presented at the annual meeting, your proxy (the individual named on your proxy card) will vote your shares using his best judgment.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank.  If you are the beneficial owner, but not the shareholder of record, and return a signed and dated proxy card without marking any voting selections, your shares may not be voted by your nominee for the election of any of the seven nominees for director, or the approval by non-binding advisory vote of our executive compensation program, as these proposals are considered “non-routine”.  In such case, your vote will be considered a “broker non-vote.”  However, your shares may be voted by your nominee for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

How many votes are needed to approve each proposal?

Proposal 1.  The election of directors will be determined by a plurality of the votes cast at the annual meeting by shares represented in person or by proxy and entitled to vote for the election of directors.  A plurality means the highest number of “FOR” votes.  Therefore, the seven nominees receiving the most proper “FOR” votes will be elected.  Abstentions and broker non-votes will have no effect on the outcome.

Proposal 2.  The ratification of the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires a “FOR” vote from a majority of the votes cast.  Abstention will have the effect of an “AGAINST” vote.

Proposal 3.  The approval by advisory vote of the Company’s executive compensation program is non-binding to the Company.   Passage of this advisory vote requires affirmative vote of the majority of votes cast.  Abstentions and broker non-votes will have no effect on the outcome.   Since this vote is non-binding, the Company maintains the right to adopt or maintain an executive compensation plan that has not been ratified by affirmative vote of its shareholders.

Can I revoke or change my vote after I return my proxy card?

Yes.  For shareholders of record, anytime after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

●	You may submit a written notice of revocation to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

●	You may submit a proxy bearing a later date.

●	You may attend the annual meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

For beneficial owners, you will need to revoke or resubmit your proxy through your nominee and in accordance with its procedures.  In order to attend the annual meeting and vote in person, you will need to obtain a proxy from your nominee, the shareholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Akorn will bear the cost of soliciting proxies in the form enclosed.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees.  Our employees will not receive any additional compensation for participating in proxy solicitation.  We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2014 annual meeting of shareholders must deliver the proposal to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 not later than December 2, 2013, or if such year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Akorn begins to print and send its proxy materials, if the proposal is to be submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Any notice of a shareholder proposal submitted after December 2, 2013, or if such year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, a reasonable time before Akorn begins to print and send its proxy materials, will be considered untimely and outside the processes of Rule 14a-8 of the Exchange Act.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent.  Please vote all of these shares.  We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Computershare – Essential Registry Team, located at 350 Indiana Street, Suite 750, Golden, Colorado 80401 and may be reached at (303) 262-0678.

I.  PROPOSALS

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board has nominated seven candidates for election at the annual meeting and recommends that shareholders vote “FOR” the election of all seven nominees.  All of the nominees listed below are currently directors.  If elected at the annual meeting, each of these nominees would serve until the 2014 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.  Directors are elected by a plurality of the votes properly cast in person or by proxy.  The seven nominees receiving the highest number of affirmative votes will be elected.  In the unanticipated event that one or more of such nominees becomes unavailable as a candidate for director, the persons named in the accompanying proxy will vote for another candidate nominated by the Board.  Each person nominated for election has agreed to serve if elected.  We have no reason to believe that any nominee will be unable to serve.

The following table and narrative description sets forth, as of March 8, 2013, the age, principal occupation and employment, position with us, directorships in other public corporations, and year first elected as one of our directors, of each of the seven individuals nominated for election as director.  Unless otherwise indicated, each nominee has been engaged in the principal occupation or occupations described below for more than the past five years.

Name	Age	Director Since	Present Position with Akorn

John N. Kapoor, Ph.D.	69	1990	Chairman of the Board
Kenneth S. Abramowitz 1	62	2010	Director
Adrienne L. Graves 2,3	59	2012	Director
Ronald M. Johnson 1,2	67	2003	Director
Steven J. Meyer 1,3	56	2009	Director
Brian Tambi	67	2009	Director
Alan Weinstein 2,3	70	2009	Director

1  Member of the Audit Committee.  Mr. Meyer is Chair of this committee.
2  Member of the Compensation Committee. Mr. Johnson is Chair of this committee.
3  Member of the Nominating and Corporate Governance Committee. Mr. Weinstein is Chair of this committee.

John N.  Kapoor, Ph.D.  Dr.  Kapoor has served as the Chairman of our Board since October 1990.  Dr.  Kapoor served as our interim Chief Executive Officer from March 2001 to May 2002 and as our Chief Executive Officer from May 2002 to December 2002.  Dr. Kapoor is the President of EJ Financial Enterprises, Inc.  (a health care consulting and investment company).  Dr. Kapoor is the chairman of the board of directors of Insys Therapeutics, a private drug development company focused on pain and oncology, into which NeoPharm, Inc.  (previously a publicly held biopharmaceutical company) merged in October 2010.   Prior to NeoPharm’s merger, Dr. Kapoor was the chairman of its board of directors. Under agreements between us and the John N. Kapoor Trust dated 9/20/89 (the “Kapoor Trust”), the beneficiary and sole trustee of which is Dr. John N. Kapoor, our Chairman of the Board, the Kapoor Trust is entitled to designate one individual to be nominated and recommended by our Board for election as a director.   Dr. Kapoor was designated by the Kapoor Trust for this purpose.

Kenneth S. Abramowitz.  Mr. Abramowitz was elected to the Board of Directors in May 2010.  Mr. Abramowitz is a co-founder and Managing General Partner of NGN Capital. He joined NGN Capital from The Carlyle Group in New York where he was Managing Director from 2001 to 2003, focused on U.S. buyout opportunities in the healthcare industry. Prior to that, Mr. Abramowitz worked as an Analyst at Sanford C. Bernstein & Company where he covered the medical supply, hospital management and Health Maintenance Organization (HMO) industries for 23 years. Mr. Abramowitz earned a B.A. from Columbia University in 1972 and an M.B.A. from Harvard Business School in 1976. Mr. Abramowitz currently sits on the Board of Directors of EKOS Corporation, OptiScan Biomedical Corporation, Cerapedics, Inc., Valtech Cardio and Small Bone Innovations, Inc. He previously served as a director at Option Care, Inc., Sightline Technologies Ltd and Power Medical Interventions, as well as MedPointe and ConnectiCare Holdings, Inc.

Adrienne L. Graves, Ph.D.  Dr. Graves was appointed a director by the Board in March 2012.  Dr. Graves is a visual scientist by training and a global industry leader in ophthalmology. From 2002 to 2010, Dr. Graves was President and Chief Executive Officer of Santen Inc., the U.S. subsidiary of Santen Pharmaceutical Co., Ltd. She joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company's clinical development efforts in the U.S. Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. in various roles. She currently serves on the Boards of TearLab Corporation, Encore Vision, the American Academy of Ophthalmology Foundation, the Pan-American Ophthalmology Foundation, the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation, KeepYourSight Foundation, the Corporation Committee for the Brown University Medical School, Aerpio Therapeutics, Himalayan Cataract Project and the Advisory Board for Amach Capital Partners. Dr. Graves also co-founded Ophthalmic Women Leaders and Glaucoma 360. She received her B.A. in Psychology with honors from Brown University, her PhD in Psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Ronald M.  Johnson.  Mr. Johnson was appointed a director by the Board in May 2003.   Mr. Johnson is the president of Becker & Associates Consulting,  which provides consulting services to the pharmaceutical, biologics and medical device industries on United States Food and Drug Administration (“FDA”) regulatory requirements.  Previously, Mr. Johnson was Executive Vice President of The Lewin Group, a subsidiary of Quintiles Transnational, Inc., which provides various healthcare consulting services to state and federal governments, healthcare insurers and healthcare institutions.  Prior to joining The Lewin Group, Mr. Johnson served as Executive Vice President of Quintiles Consulting, a business unit of Quintiles Transnational, Inc. from 1997 to 2006.  Quintiles Consulting provides consulting services to the pharmaceutical, medical device, biologic and biotechnology industries in their efforts to meet FDA regulatory requirements. Mr. Johnson also spent 30 years with the FDA, holding various senior level positions primarily in the compliance and enforcement areas.

Steven J. Meyer.  Mr. Meyer was appointed a director by the Board in June 2009.  Since 2005, Mr. Meyer has served as the Chief Financial Officer of JVM Realty, a private firm specializing in the acquisition, re-positioning and management of multi-family housing for qualified investors.  Mr. Meyer sits on the Board of Directors for INSYS Therapeutics.  Mr. Meyer also served as the Corporate Treasurer and International Controller and VP of Global Operations during a 23-year career at Baxter International, Inc.

Brian Tambi.  Mr. Tambi was appointed a director by the Board in June 2009.  Since August 2006, Mr. Tambi has served as the Chairman of the Board, President & CEO of BrianT Laboratories and has been a member of the Board of Directors of Insys Therapeutics since July 2007.  From November 1995 to July 2006, Mr. Tambi was the Chairman of the Board, President & CEO of Morton Grove Pharmaceuticals, Inc., a leading manufacturer and marketer of oral liquid and topical pharmaceuticals.  Mr. Tambi has over 30 years of executive management experience with companies such as IVAX Corporation, Fujisawa Pharmaceutical Company USA, LyphoMed Inc., and Bristol-Myers International Group.  EJ Funds nominated Mr. Tambi to serve on the Board of Directors pursuant to its rights under the April 13, 2009 Modification, Warrant and Investor Rights Agreement with EJ Funds that, among other things, granted EJ Funds the right to require us to nominate two directors to serve on our Board of Directors.

Alan Weinstein.  Mr. Weinstein was appointed a director by the Board in July 2009.  Since 2000, Mr. Weinstein has provided consulting services to supplier clients in the areas of hospital organization, hospital operations, and working with group purchasing   organizations.  Previously, Mr. Weinstein was the Founder and President of Premier, Inc., an organization which provides various shared services to member hospitals.  Mr. Weinstein serves as a director on the boards of Vascular Pathways, Inc., Precyse Solutions, SutureExpress and OpenMarkets.

There is no family relationship among any of the directors or executive officers of the Company.

The Board of Directors recommends a vote “FOR” each of the named nominees in Proposal 1.

The Company’s Board of Directors consists of nine seats, two of which are currently vacant and are expected to remain vacant beyond the date of the Company’s 2013 annual meeting.  Proxies cannot be voted for a greater number of persons than the number of nominees.

PROPOSAL 2.  RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Board is seeking shareholder ratification of the Audit Committee’s selection of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Change in Independent Auditor

The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Audit Committee invited several national accounting firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm for the last five fiscal years. As a result of this process and following careful deliberation, on March 22, 2013, the Audit Committee approved the engagement of KPMG as our new independent registered public accounting firm and dismissal of E&Y as our independent registered public accounting firm.  This change will become effective as of the date of E&Y’s completion of audit services for the Company’s first fiscal quarter ending March 31, 2013 and the filing of the Company’s Quarterly Report on Form 10-Q for the same quarter with the Securities and Exchange Commission.

During the Company’s fiscal years ending December 31, 2012 and 2011 and through the date of E&Y’s dismissal, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, in any case where a written report or oral advice was provided by KPMG to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

KPMG has no financial interest of any kind in Akorn, Inc., except the professional relationship between auditor and client as entered into on or about March 22, 2013. Representatives of KPMG will be invited to attend the 2013 annual meeting.  If representatives of KPMG do attend the annual meeting, the representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders regarding their engagement.

Information Pertaining to E&Y

The reports of E&Y on the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, and included explanatory paragraphs.

During the Company’s fiscal years ended December 31, 2012 and 2011, and through the date of E&Y’s dismissal, there were no “disagreements” between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years.

During the year ended December 31, 2012, there were “reportable events”.  As further disclosed in the Company’s Form 10-Q for the quarterly period ended June 30, 2012, the Company concluded there was a material weakness in the design and operating effectiveness of the Company’s internal control over financial reporting, which primarily related to accounting for business combinations during the financial statement close process. As further disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2012, E&Y’s report on the effectiveness of internal control over financial reporting as of December 31, 2012 included an adverse opinion on the Company’s internal control over financial reporting due to the effect of a material weakness related to the financial statement close process.

The Company provided E&Y and KPMG with a copy of the above disclosures. E&Y and KPMG were provided with an opportunity to furnish to the Company a letter presenting its views, to the extent the above disclosures were believed to be incorrect or incomplete, to be included in this proxy statement. Neither has provided such a letter to the Company prior to the filing of this proxy statement. The Company also provided E&Y with a copy of its Form 8-K filed with the SEC on March 28, 2013 announcing the change in independent registered public accounting firm containing substantially the same disclosure as above and requested that E&Y provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with the disclosures contained therein. A copy of E&Y’s letter is attached as Exhibit 16.1 to that Form 8-K.

We expect representatives of E&Y to be present at the 2013 annual meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders regarding our audit for the year ended December 31, 2012.

Audit Fees

We have paid fees to E&Y for the following professional services that they have provided to us as of, and for the years ended, December 31, 2012 and 2011:

(i)	the audit of our consolidated financial statements as of and for the years then ended, as included in our Annual Reports on Form 10-K filed with the SEC;
(ii)	the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002;
(iii)	the reviews of our condensed consolidated interim financial statements, as filed on Forms 10-Q with the SEC;
(iv)	reviews of other statutory and regulatory filings, such as registration statements on Forms S-3 or S-8; and
(v)	the audit of historical financial statements of acquired businesses to be included in Form 8-K filings.

Aggregate fees, including out-of-pocket expenses, for the above-listed professional services rendered by E&Y during 2012 and 2011 were $884,000 and $754,000, respectively.

Audit-Related Fees

There were no audit-related fees paid to E&Y during the years ended December 31, 2012 and 2011.

Tax Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by E&Y in connection with tax compliance, tax advice and corporate tax planning for the years ended December 31, 2012 and 2011, were $0 and $4,000, respectively.

All Other Fees

There were no additional fees paid to E&Y during the years ended December 31, 2012 and 2011.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining independence of our registered public accounting firm.  At their regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed for us by our independent registered public accounting firm.  For 2012, the Audit Committee pre-approved all of the audit and non-audit services that were performed by E&Y.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3.   APPROVAL BY NON-BINDING ADVISORY VOTE OF THE COMPANY’S CURRENT EXECUTIVE COMPENSATION PROGRAM.

You are being asked to vote on a proposal commonly known as a “say-on-pay” proposal, which gives you the opportunity to express your approval or disapproval, on a non-binding advisory basis, of our executive officer compensation program, policies and practices through the following resolution:

“RESOLVED, that the shareholders of Akorn, Inc. approve, on an advisory basis, the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth, pursuant to Item 402 of Regulation S-K, in the Company’s proxy statement for the 2013 annual meeting of shareholders.”

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis.  As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay-for-performance principles which emphasize compensation opportunities that reward results.  Our use of stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term shareholders, thereby supporting the Company’s strategic objectives and mission.

This advisory vote is in accordance with requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), adopted in mid-2010. The Dodd-Frank Act required that public companies give their shareholders the opportunity to cast advisory votes relating to executive compensation at the first annual meeting of shareholders held after January 21, 2011.  Further, companies were required to hold an advisory vote on the frequency with which future advisory votes should be held, whether every one, two or three years.  The SEC adopted rules to implement the provisions of the Dodd-Frank Act relating to this requirement.

In advance of the Company’s 2011 annual meeting of shareholders, the Board of Directors had recommended that future advisory votes on the Company’s executive officer compensation program should occur every year.  At the 2011 annual meeting of shareholders, the majority of the Company’s shareholders voted in favor of holding future advisory votes every year, and the Company’s Board of Directors subsequently adopted this as its official position.  Accordingly, this Proposal 3 is being submitted to you to obtain the advisory vote of the shareholders in accordance with the Dodd-Frank Act, Section 14A of the Securities Exchange Act and the SEC’s rules. We expect that the next shareholder advisory vote on the Company’s executive compensation program will take place at the annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors (including our Compensation Committee) will take into account the outcome of the vote when considering future decisions affecting executive compensation as it deems appropriate.

The Board of Directors unanimously recommends that you vote “FOR” approval of the Company’s executive compensation program.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

The age, principal occupation and employment, position with us, directorships in other public corporations, and year first elected as one of our directors, of each of our nominees and current directors, as applicable, as of March 8, 2013 are included in this proxy statement under the heading “PROPOSAL 1.  ELECTION OF DIRECTORS” above and are incorporated herein by reference.

Independence of the Board of Directors

Our common stock is traded on The NASDAQ Stock Market LLC (“NASDAQ”).  The Board has determined that a majority of the members of, and nominees to, the Board qualify as “independent,” as defined by the listing standards of NASDAQ.  Consistent with these considerations, after review of all relevant transactions and relationships between each director and nominee, or any of his family members, and the Company, its senior management and its independent auditors, the Board has further determined that all of our directors and nominees are “independent” under the listing standards of NASDAQ, except for Dr. Kapoor and Mr. Tambi.  In making this determination, the Board considered that there were no new transactions or relationships between its current independent directors and the Company, its senior management and its independent auditors since last making this determination.

Leadership Roles

Our bylaws do not require that the positions of Chairman of the Board of Directors and Chief Executive Officer (“CEO”) be separate.  Our bylaws allow for the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time.  Further, the Board does not have a formal policy relating to the separation of the offices of Chairman of the Board and CEO.  Our offices of Chairman of the Board and CEO have been separate since 2002, when our Chairman, John Kapoor last served as both Chairman of the Board and CEO.  Currently, with the separation of the positions, the Chairman of the Board oversees strategic planning for the Company, and the CEO oversees the day-to-day planning, execution and operational matters. The Board believes that the separation of the two roles provides a balance of these important responsibilities and best suits the skills of Dr. Kapoor and Mr. Rai.  However, the Board believes that retaining the flexibility to unify the two roles is beneficial to the Company, and as such, the Board intends to continue to exercise its discretion in combining or separating these positions depending on the particular circumstances and needs of the Company at any time.

Risk Management

We accept the premise that with innovation and progress we must also confront various risks. We also recognize that risk can be predicted, evaluated, avoided and/or managed.  Further, the Board acknowledges that inappropriate risk avoidance and management could damage Company assets as well as shareholder value. Given these principles, senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management and compliance programs and policies.  We have developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management.  The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board providing guidance in these areas.

 Executive Sessions of Independent Directors

Our independent directors meet periodically in executive sessions when only independent directors are present.  Persons interested in communicating with the independent directors may address correspondence to a particular director or to the independent directors generally, in care of Corporate Secretary, Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

Board Meetings

During the year ended December 31, 2012, our Board and its committees held 22 meetings, of which eleven (11) were meetings of the full Board, while the remaining eleven (11) were meetings of various committees, either in conjunction with full Board meetings or held separately.  Directors are strongly encouraged to attend the annual meeting unless extenuating circumstances prevent them from attending, although we do not have a formal, written policy requiring such attendance.  All of the directors who served on the Board for the entire year attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which they serve.  All members of the Board at the time of the 2012 annual meeting attended the 2012 annual meeting.

Committees of the Board

The Board has three committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), with the members of each committee indicated below.

●	The Audit Committee consists of Mr. Meyer (Chair), Mr. Johnson, and Mr. Abramowitz.

●	The Compensation Committee consists of Mr. Johnson (Chair), Mr. Weinstein and Dr. Graves.

●	The Nominating and Corporate Governance Committee consists of Mr. Weinstein (Chair), Mr. Meyer, and Dr. Graves.

The composition of Board committees is reviewed and determined each year at the initial meeting of the Board after the annual meeting of shareholders.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process and audits of our financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves all related person transactions; reviews the financial statements to be included in our Annual Report on Form 10-K and quarterly reports on Form 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements.  The Audit Committee met four (4) times during the 2012 fiscal year.  A current copy of the Audit Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).

The Board has reviewed NASDAQ’s definition of independence for Audit Committee members and has determined that all members of our Audit Committee are “independent” under the listing standards of NASDAQ.  The Board has determined that Mr. Meyer qualifies as an “audit committee financial expert,” as defined in applicable Securities Exchange Commission (“SEC”) rules.  The Board made a qualitative assessment of Mr. Meyer’s level of knowledge and experience based on a number of factors, including his formal education, and his experience as the Chief Financial Officer of JVM Realty, a private firm specializing in the acquisition, re-positioning and management of multi-family housing for qualified investors, as well as his experience as Corporate Treasurer and International Controller and VP of Global Operations at Baxter International, Inc.  Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Meyer’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Meyer any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board.

Compensation Committee

The Compensation Committee, which met five (5) times during 2012, reviews and approves the overall compensation strategy and policies for the Company.  The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our executive officers; and administers equity awards and stock purchase plans.  Each member of the Compensation Committee has been determined by the Board to be “independent” under the listing standards of NASDAQ.  A current copy of the Compensation Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).  The Compensation Committee has authority to obtain advice and seek assistance from internal and external accounting and other advisors and to determine the extent of funding necessary for the payment of any consultant retained to advise it.

 Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and processes regarding corporate governance matters, assessing Board membership needs and making recommendations regarding potential director candidates to the Board.  A current copy of the Nominating and Corporate Governance Committee Charter, which has been adopted and approved by the Board, is available on our website at http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).  Each member of the Nominating and Corporate Governance Committee has been determined by the Board to be “independent”  under the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met two (2) times during 2012.

  The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Board also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders.  However, the Board retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders.  In conducting this assessment, the Board considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Board and the Nominating and Corporate Governance Committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence.  In the case of new director candidates, the Board also determines whether the nominee must be independent, which determination is based upon applicable SEC and NASDAQ rules.

Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, management skills, and pharmaceutical industry, financial, technological, business and international experience.  Directors selected should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance.

In order to find a Board candidate, the Board uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the Board rejected a director nominee from a shareholder or shareholders.  Upon the election of candidates at our annual meeting of shareholders on May 3, 2013, the Board will have two vacancies, one of which is reserved for a nominee to be named by our Chairman, Dr. John Kapoor, in accordance with terms of a Modification, Warrant and Investor Rights Agreement entered into on April 13, 2009 between the Company and EJ Funds, LP, a company controlled by our Chairman.

Although there is no formal procedure for shareholders to recommend nominees for the Board, the Nominating and Corporate Governance Committee will consider such recommendations if received 120 days in advance of the annual meeting, addressed to the Nominating and Corporate Governance Committee, in care of Corporate Secretary, Akorn, Inc., 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.  Such recommendations should be addressed to the Nominating and Corporate Governance Committee at our address and provide all information relating to such person that the shareholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Exchange Act.  The Board does not believe that a formal procedure for shareholders to recommend nominees for the Board is necessary because every effort has been made to ensure that nominees recommended by shareholders are given appropriate consideration by the Nominating and Corporate Governance Committee.

Board Member Qualifications

John N.  Kapoor, Ph.D.

The Nominating and Corporate Governance Committee has nominated Dr. Kapoor to serve on the Board because of his business leadership and industry experience as Chief Executive Officer of health care and pharmaceutical companies and the President of EJ Financial Enterprises, Inc.

In addition, Dr. Kapoor’s outside board experience with Introgen Therapeutics, Inc. and as former chairman of the board of directors of NeoPharm, Inc. and Option Care, Inc. provides him with valuable perspective for guiding us.

Kenneth S. Abramowitz.

The Nominating and Corporate Governance Committee has nominated Mr. Abramowitz to serve on the Board because of his business leadership and industry experience currently as a co-founder and Managing General Partner of NGN Capital and previously as Managing Director at The Carlyle Group in New York, and as an Analyst at Sanford C. Bernstein & Company.

In addition, Mr. Abramowitz’s outside board experience as a member of the Board of Directors of EKOS Corporation, OptiScan Biomedical Corporation, Cerapedics, Inc., Valtech Cardio and Small Bone Innovations, Inc. and previous service on the boards of Option Care, Inc., Sightline Technologies Ltd and Power Medical Interventions, as well as MedPointe, MultiPlan Acquisition Holdings and ConnectiCare Holdings, Inc. provides him with valuable perspective for guiding us.

Adrienne L. Graves, Ph.D.

The Nominating and Corporate Governance Committee has nominated Dr. Graves to serve on the Board because of her extensive business leadership experience and scientific background in ophthalmic pharmaceutical development and marketing, principally her experience as President, CEO and Global Corporate Officer of Santen Inc., a U.S. subsidiary of Japan’s market leader in ophthalmic pharmaceuticals.  Also considered valuable is her past experience with Alcon Laboratories, Inc., for which at various times she served as Senior VP, World Wide Clinical Development and as VP Clinical Affairs.

Ronald M.  Johnson.

The Nominating and Corporate Governance Committee has nominated Mr. Johnson to serve on the Board because of his business leadership, FDA consultation and industry experience as president of Becker & Associates Consulting, Executive Vice President of The Lewin Group, Executive Vice President of Quintiles Consulting and thirty years employment experience with the FDA, primarily in the compliance and enforcement areas, as well as his ongoing experience providing consulting services to the pharmaceutical, medical device, biologic and biotechnology industries in their efforts to meet FDA regulatory requirements.

Steven J. Meyer.

The Nominating and Corporate Governance Committee has nominated Mr. Meyer to serve on the Board because of his business leadership and industry experience as the Chief Financial Officer of JVM Realty, experience as the Corporate Treasurer and International Controller and VP of Global Operations at Baxter International, Inc., and membership on the Board of Directors of Insys Therapeutics.

 Brian Tambi.

The Nominating and Corporate Governance Committee has nominated Mr. Tambi to serve on the Board because of his business leadership, FDA and industry experience as the Chairman of the Board, President & CEO of BrianT Laboratories, former Chairman of the Board, President & CEO of Morton Grove Pharmaceuticals, Inc., member of the Board of Directors of Insys Therapeutics, and his executive management experience with companies such as IVAX Corporation, Fujisawa Pharmaceutical Company USA, LyphoMed Inc., and Bristol-Myers International Group.

 Alan Weinstein.

The Nominating and Corporate Governance Committee has nominated Mr. Weinstein to serve on the Board because of his business leadership and industry experience as a consultant to supplier clients in the areas of hospital organization, hospital operations, and working with group purchasing  organizations; and his experience as the Founder and President of Premier, Inc.  Additionally, Mr. Weinstein’s past and present experience as a member of the Board of Directors of American DG Energy, SterilMed, Precyse Solutions, SutureExpress, Vascular Pathways and OpenMarkets is important to us.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, or a particular director or group of directors, may do so by sending a letter to Akorn, Inc., Attention: Corporate Secretary, 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045.  The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”, and the letter should indicate whether the intended recipients are the entire Board, a  specific group or committee of the Board, or an individual director.  All such communications received by the Company will be promptly copied and distributed to the appropriate director or directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Akorn’s financial reporting process on behalf of the Board.  As part of this oversight function, the Audit Committee oversees Akorn’s compliance with legal and regulatory compliance and monitors Akorn’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which includes receiving regular reports and representations by management of Akorn and its independent auditors, each of whom is given full and unlimited access to the Audit Committee to discuss any matters which they believe should be brought to our attention.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and discussed the audited financial statements with management.  Management represented to the Audit Committee that Akorn’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Akorn and its management, including the matters in the written disclosures and the applicable letter received by the Audit Committee from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee has also reviewed the certifications of the executive officers of Akorn attached as exhibits to Akorn’s Annual Report on Form 10-K for the 2012 fiscal year as well as all reports issued by Akorn’s independent auditor related to its audit of Akorn’s financial statements for the 2012 fiscal year and the effectiveness of Akorn’s internal control over financial reporting.

The audit committee has also considered whether the independent auditors’ provision of non-audit services to Akorn is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Akorn’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

This report is submitted by the Audit Committee, consisting of:

Steven J. Meyer (chair)
Kenneth S. Abramowitz
Ronald M. Johnson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Either the Audit Committee or the Board approves all related party transactions.  The procedure for the review, approval or ratification for a related party transaction involves discussing the transaction with management, discussing the transaction with the external auditors, reviewing financial statements and related disclosures.  In addition, the Board and the Audit Committee review the details of major deals and transactions to ensure that they do not involve related-party transactions.  Members of management have been informed and understand that they are to bring related party transactions to the Audit Committee or the Board for approval.  These policies and procedures are evidenced in the Audit Committee Charter and the Company’s Code of Ethics.

Certain Transactions

John N. Kapoor, Ph.D., our Chairman of the Board and a shareholder, is the President of EJ Financial Enterprises, Inc., a health care consulting investment company (“EJ Financial”).  EJ Financial is involved in the management of health care companies in various fields and Dr. Kapoor is involved in various capacities with the management and operation of these companies.  The Kapoor Trust, the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies.  Although these companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business.  Discoveries made by, or other activities of, one or more of these companies could render our products less competitive or obsolete.

On March 3, 2010, the Company entered into an 8-year sub-lease agreement with EJ Financial for their sub-lease of a portion of our corporate offices in Lake Forest, Illinois.  This sub-lease commenced on April 1, 2010.  Under the terms of the sub-lease agreement, EJ Financial pays the Company base monthly rent plus a proportionate share of common area maintenance costs.  The Company and EJ Financial agreed to early terminate this agreement, and the sub-lease was terminated in July 2012 at which time the space was retrofitted for corporate purposes.  EJ Financial paid the Company approximately $240,000 in rent and common area maintenance fees during the shortened term of this sub-lease.

During 2012, the Company obtained $522,000 in aggregate legal services from Bryan Cave, LLP and Polsinelli Shughart PC, firms for which the spouse of the Company’s Senior Vice President, General Counsel and Secretary served as a partner.

Certain of the Company’s named executive officers have entered into employment or consulting agreements with the Company.  The terms of such agreements are described in Section IV below.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and any persons who own more than 10% of common stock, to file reports of ownership of, and transactions in, our common stock with the SEC and furnish copies of such reports to us. Based solely on our review of the copies of such forms and amendments thereto furnished to us and written representations that no other such statements were required, we believe that during fiscal year 2012 our officers, directors and any person whom we understand owns more than 10% of our common stock complied with all such requirements.

CODE OF ETHICS

Our Board has adopted a Code of Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions.  We will satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, any provision of the Code of Ethics with respect to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions by disclosing the nature of such amendment or waiver on our website or in a report on Form 8-K.  A copy of the Code of Ethics can be obtained at our website.  Our website address is http://www.akorn.com (the contents of such website are not incorporated into this proxy statement).  In addition, our Board has adopted a general code of ethics that is applicable to all of our employees and directors.

Our Audit Committee has adopted a whistleblower policy in compliance with Section 806 of the Sarbanes-Oxley Act.  The whistleblower policy allows employees to confidentially submit a good faith complaint regarding accounting or audit matters to the Audit Committee and management without fear of dismissal or retaliation.  This policy, as well as a copy of our code of ethics, was distributed to all our employees for signature and signed copies are on file in our Human Resources Department.

III.  SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of March 8, 2013, the following persons were directors, nominees, Named Executive Officers, or others with beneficial ownership of 5% or more of our common stock.  The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished to us or to the SEC by the persons listed.  Unless otherwise noted, the address of each of the following persons is 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

Beneficial Ownership of Holders of 5% or more of our Common Stock, Directors, and Named Executive Officers (“NEOs”):

Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Holders of 5% or more of our common stock (excluding Directors and NEOs):
BlackRock, Inc.	5,883,092	(2)	6.13%
Columbia Wanger Asset Management, LLC	5,633,000	(3)	5.87%
Next Century Growth Investors, LLC	4,795,930	(4)	5.00%

Directors:
John N. Kapoor, Ph.D.	31,983,065	(5)	31.01%
Kenneth S. Abramowitz	75,085	(6)	*
Adrienne L. Graves, Ph.D.	25,000	(7)	*
Ronald M. Johnson	220,000	(8)	*
Steven J. Meyer	99,799	(9)	*
Brian Tambi	85,000	(10)	*
Alan Weinstein	159,500	(10)	*
Named Executive Officers:
Raj Rai	3,183,333	(11)	3.21%
Timothy A. Dick	631,438	(12)	*
Joseph Bonaccorsi	532,855	(13)	*
Bruce Kutinsky, Pharm. D.	256,365	(14)	*
John R. Sabat	132,008	(15)	*
Mark M. Silverberg	442,171	(16)	*
Directors and NEO’s as a group (13 persons)	37,825,619		34.86%

(*) indicates Beneficial Ownership of less than 1%.

(1)
Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 8, 2013 by the exercise of options, warrants or other convertible securities.  Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.

(2)
The stock ownership of BlackRock, Inc. is as of December 31, 2012 as reflected in the Schedule 13G filed with the SEC on January 30, 2013.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
The stock ownership of Columbia Wanger Asset Management, LLC is as of December 31, 2012 as reflected in the Schedule 13G/A filed with the SEC on February 14, 2013.  The address of Columbia Wanger Asset Management, LLC is 227 West Monroe, Suite 3000, Chicago, IL 60606.

(4)
The stock ownership of Next Century Growth investors, LLC is as of December 31, 2012 as reflected in the Schedule 13G filed with the SEC on February 14, 2013.  The address of Next Century Growth investors, LLC is 5500 Wayzata Boulevard, Minneapolis, MN 55416.

(5)
Includes (i) 16,638,028 shares of common stock owned by the Kapoor Trust, of which Dr. Kapoor is the sole trustee and beneficiary, (ii) 4,224,185 shares owned by various grantor retained annuity trusts (“GRATs”) of which Dr. Kapoor is the sole trustee and various family members are the beneficiaries, (iii) 493,673 shares of common stock owned directly by Dr. Kapoor, (iv) 2,500 unvested restricted stock awards to Dr. Kapoor scheduled to vest on September 12, 2013, (v) 2,970,644 shares owned by EJ Financial / Akorn Management L.P., of which Dr. Kapoor is the managing general partner, (vi) 328,283 shares of common stock owned by EJ Akorn LLC, of which Dr. Kapoor is the managing general partner, (vii) 133,439 shares of common stock owned by several trusts, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s children, (viii) 3,590,445 shares of common stock issuable upon exercise of warrants issued to the EJ Funds LP, and (ix) 3,601,868 shares of common stock issuable upon the exercise of warrants held by the Kapoor Trust.  Dr. Kapoor holds sole voting and dispositive power over 25,421,976 beneficially-owned shares and holds shared voting and dispositive power over 6,561,089 beneficially owned shares, which includes the 2,970,644 shares owned by EJ Financial / Akorn Management L.P and the 3,590,445 shares of common stock issuable upon exercise of warrants issued to the EJ Funds LP.

(6)
Beneficial ownership for Mr. Abramowitz includes (i) 51,585 shares of common stock issuable upon exercise of options and (ii) 2,500 shares of restricted common stock scheduled to vest on September 12, 2013.

(7)
Beneficial ownership for Dr. Graves includes (i) 20,000 shares of common stock issuable upon exercise of options and (ii) 2,500 shares of restricted common stock scheduled to vest on September 12, 2013.

(8)
Beneficial ownership for Mr. Johnson includes (i) 120,000 shares of common stock issuable upon exercise of options and (ii) 2,500 shares of restricted common stock scheduled to vest on September 12, 2013.

(9)
Beneficial ownership for Mr. Meyer includes (i) 40,000 shares of common stock issuable upon exercise of options and (ii) 2,500 shares of restricted common stock scheduled to vest on September 12, 2013.

(10)
Beneficial ownership for Messrs. Tambi and Weinstein each includes (i) 70,000 shares of common stock issuable upon exercise of options and (ii) 2,500 shares of restricted common stock scheduled to vest on September 12, 2013.

(11)	Beneficial ownership for Mr. Rai consists of 3,183,333 shares of common stock issuable upon the exercise of options.

(12)	Beneficial ownership for Mr. Dick includes 611,110 shares of common stock issuable upon the exercise of options.

(13)	Beneficial ownership for Mr. Bonaccorsi includes 466,666 shares of common stock issuable upon the exercise of options.

(14)	Beneficial ownership for Dr. Kutinsky includes 249,999 shares of common stock issuable upon the exercise of stock options.

(15)	Beneficial ownership for Mr. Sabat includes 96,505 shares of common stock issuable upon the exercise of stock options.

(16)	Beneficial ownership for Mr. Silverberg includes 396,666 shares of common stock issuable upon the exercise of stock options.

EQUITY COMPENSATION PLANS

Equity Compensation Plans

Under the Amended and Restated Akorn, Inc. 2003 Stock Option Plan (the “2003 Plan”), options have been granted to employees and directors and remain outstanding as of December 31, 2012.  The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the 2003 Plan is 19,000,000. Options granted under the 2003 Plan have exercise prices equivalent to the market value of our common stock on the date of grant and expire five years from that date.  Most options granted under the 2003 Plan vest annually over a three-year vesting period, with the exception of grants to our Directors which vest immediately upon grant.  Options granted from May 4, 2012 through December 31, 2012 vest annually over a four-year vesting period.

The Akorn, Inc. Employee Stock Purchase Plan (the “ESPP”) permits eligible employees to acquire shares of our common stock through payroll deductions in whole percentages from 1% to 15% of base wages, at a 15% discount from the market price of our common stock, subject to an annual maximum purchase of $25,000 in market value of common stock.  A maximum of 2,000,000 shares of our common stock may be issued under the terms of the ESPP.

We do not have any equity compensation plans that have not been approved by our shareholders.

Summary Table.  The following table sets forth certain information as of December 31, 2012, with respect to compensation plans under which shares of Akorn common stock were issuable as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders:	9,727,029 (2)	$4.22	7,699,272 (1)(2)
Equity Compensation plans not approved by security holders:	-	-	-

Total	9,727,029 (2)	$4.22	7,699,272 (1)(2)

(1)	Includes 6,979,731 shares of common stock available under the 2003 Plan and 719,541 shares of common stock available under the ESPP.

(2)	Shares issuable as of December 31, 2012 pursuant to the ESPP participation during 2012 have been treated as issued.

IV.  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table identifies our current executive officers, the positions they hold, and the year in which they became an officer, as of March 8, 2013.  Our officers are elected by the Board to hold office until their successors are elected and qualified.

Name	Position	Age	Year Became Officer

Raj Rai	Chief Executive Officer (“CEO”)	46	2009
Timothy A. Dick	Chief Financial Officer (“CFO”)	43	2009
Joseph Bonaccorsi	Senior Vice President, General Counsel, and Secretary (“General Counsel”)	48	2009
Bruce Kutinsky	Chief Operating Officer (“COO”)	47	2010
John R. Sabat	Senior Vice President, National Accounts and Trade Relations	63	2004
Mark M. Silverberg	Executive Vice President, Global Quality Assurance and Alliance Management	59	2006

Raj Rai.  Mr. Rai was appointed Interim Chief Executive Officer in June 2009, and appointed Chief Executive Officer in May 2010.  He had been appointed Strategic Consultant to the Special Committee of the Board in February 2009, following the departure of our former President and Chief Executive Officer.  Prior to joining Akorn, Mr. Rai was the President and CEO of Option Care, Inc., a leading provider of home infusion pharmacy and specialty pharmacy services, which was acquired by Walgreen Co. in August 2007.  Mr. Rai previously served on the board of directors of SeQual Technologies Inc., a leading manufacturer of portable oxygen concentrators.

Timothy A. Dick.   Mr. Dick was appointed Chief Financial Officer in June 2009. Most recently, he was Vice President, Operations Improvement & Analysis of Option Care, Inc., a division of Walgreen Co. Mr. Dick has previously held various leadership positions in the areas of financial planning, analysis, and acquisitions at Option Care, Inc.  Prior to joining Option Care, Inc. in September 2001, Mr. Dick held various management positions in finance and acquisitions with both Johnson & Johnson and Peace Health, a Seattle-based regional health care system.

 Joseph Bonaccorsi.  Mr. Bonaccorsi joined Akorn in 2009 as Senior Vice President, Secretary and General Counsel.  Mr. Bonaccorsi came to Akorn from Walgreen Co., where he served as Senior Vice President Mergers & Acquisition and Counsel for the Walgreens-Option Care Home Care division. Mr. Bonaccorsi joined Option Care, Inc in 2002, where he served as Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer through 2007. Prior to joining Option Care, Inc., he was in private law practice in Chicago, Illinois.  He received his BS degree from Northwestern University and his JD from Loyola University School of Law, Chicago.

Bruce Kutinsky, Pharm.D. Dr. Kutinsky joined Akorn in late 2009 as Senior Vice President of Corporate Strategy and was named President, Consumer Health Division following the Company’s acquisition of Advanced Vision Research, Inc. in May 2011.  In September 2012, Dr. Kutinsky was appointed to serve as Akorn’s Chief Operating Officer.  Before joining Akorn, Dr. Kutinsky was Vice President – Strategic Solutions for Walgreens.  Prior to that, Dr. Kutinsky served in various roles at Option Care from 1997 to 2007, most recent of which was as Executive Vice President, Specialty Pharmacy.  Dr. Kutinsky holds a Doctor of Pharmacy degree from the University of Michigan.

John R. Sabat.  Mr. Sabat assumed the position of Senior Vice President, National Accounts and Trade Relations in June 2009, after serving as Senior Vice President Sales, Marketing and National Accounts since February 2009.  He had served as our Senior Vice President, National Accounts since October 2004.  He joined us in June 2003 as Vice President, National Accounts.  Prior to joining us, he served as Vice President, Sales and Marketing with Major Pharmaceuticals, a division of Apotex, Inc., and a manufacturer and worldwide distributor of proprietary, multi-source prescription and over-the-counter pharmaceuticals.

 Mark M. Silverberg.  Mr. Silverberg currently serves as our Executive Vice President, Global Quality Assurance and Alliance Management, after serving as Senior Vice President, Global Quality Assurance since May 2006.  He joined us in April 2005 as Vice President, Global Compliance.  Prior to joining us, Mr. Silverberg served as Director of Division Quality for the Diagnostics Division of Abbott Laboratories.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis presents an overview of our compensation program, focusing on the elements of compensation awarded or paid to our executive officers, including our CEO, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, “Named Executive Officers”).

Summary of 2012 Results

We are pleased with another year of progress that is due to management’s effective and successful execution of the management objectives established by Mr. Rai and the Board of Directors.  The key highlights and accomplishments include the following:

●	Achieved record year ended 2012 consolidated revenue of $256.2 million, up 87% over the prior year.
●	Maintained gross margins at 58.0%, near the record level achieved in 2011.
●	Net income for 2012 was $35.4 million, or $0.32 per diluted share, compared to net income of $43.0 million, or $0.41 per diluted share, in the prior year.
●	Adjusted EBITDA of $96.1 million.
●	Completed the acquisition of certain assets of Kilitch Drugs in India which expands the Company’s capacity and capabilities in sterile injectables.
●	Received FDA approval on 5 new abbreviated new drug applications (“ANDAs”) with a combined addressable IMS market of $655 million.
●	Launched 10 new products including vancomycin hydrochloride capsules, latanaprost ophthalmic solution, progesterone capsules and the first to market generic of pantoprazole sodium for injection.
●	Re-launched 8 products with a combined addressable IMS market of $120 million.
●	Filed a record 25 ANDAs and completed the development on an additional 10 ANDAs with a combined annual IMS market size of approximately $2.9 billion.

In 2012, base cash compensation for Named Executive Officers increased by an average of 3% from the previous year, except that Dr. Kutinsky’s base cash compensation increased by 17% in connection with his promotion to COO. Based on the Company and individual performance, all Named Executive Officers qualified for base bonus and “stretch” bonus payouts totaling from 135% for our CEO to 36% of base compensation. Except for Dr. Kutinsky, none of the Named Executive Officers received equity awards in 2012.

The Compensation Committee considers shareholder input when setting compensation for the Company’s Named Executive Officers.  At the 2012 annual meeting of shareholders, 97.9% of the votes cast on the advisory vote on executive compensation were in favor of our executive compensation program.  The Board and the Compensation Committee reviewed these results and determined that, given the significant level of shareholder support, no major re-examination of our executive compensation program was deemed to be necessary at this time.  The Compensation Committee will continue to consider the outcome of the annual advisory votes to approve executive compensation when making future compensation decisions for the named executive officers.

Compensation Philosophy and Objectives.

The Compensation Committee leads the development of our compensation philosophies and practices, and ensures that the total compensation paid to our executive officers is fair and reasonable relative to the extremely competitive nature of the specialty pharmaceutical industry of which we are a part. For several years, our Company forged through business and financial challenges, and has more recently experienced a significant turn-around that is largely attributable to the success of our current management team. During the challenging downturn years, the Compensation Committee focused intently on attracting and rewarding executives with the unique intersection of industry and turnaround skills and made compensation decisions based on our objective of aligning the Company’s key executives’ goals and incentive pay with the goals of our shareholders in order to enable and encourage the turn-around effort. Consistent with our ongoing goal to keep the Company’s key executives’ objectives and incentive pay aligned with the goals of our shareholders at this time, we continue to pursue a compensation philosophy that is intended to provide total compensation opportunities, which include base salary, bonus, long term equity compensation, and a health and welfare benefits package intended to incentivize the uniquely skilled employees who will continue to carry out our strategic plan, mission, and goals, while maintaining our required high quality standards and growth.

In 2012, we refined our compensation philosophy to reflect the Company’s current posture in the industry in order to align it with the achievement of the Company’s business strategies.  Accordingly, we developed and adopted a philosophy that is intended to serve the foundation upon which the executive compensation program is structured and administered and to serve as a basis for guiding the continued development and evolution of the program.

Our refined compensation philosophy is based on the following goals and principles:

●	Attract and retain results-oriented executives with proven track records of success to ensure the Company has the caliber of executives needed to perform at the highest levels of the industry,
●	Support Company growth, alignment with shareholder interests, and the achievement of other key corporate goals and objectives,
●	Be designed to achieve external competitiveness, internal equity, and be cost-effective,
●	Focus attention on and appropriately balance current priorities and the longer-term strategy of the Company through short-and long-term incentives,
●
Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Company and individual performance based on position responsibilities and ability to influence financial and organizational results,

●	Promote ownership of Company stock by executives to enhance the alignment of interests with shareholders,
●	Motivate and reword a prudent level of risk and decision making in an effort to drive reasonable performance,
●
Provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing healthcare and pharmaceutical industry conditions and priorities, and

●	Involve a limited use of perquisites and supplemental benefits which will only be provided if a compelling business rationale exists.

Role of Compensation Committee and Management

Our Compensation Committee is composed exclusively of independent directors and meets regularly both with and without management. The Compensation Committee annually sets Named Executive Officer base salaries, establishes annual incentive compensation pay for performance objectives based on both individual and company goals, makes actual awards of annual incentive compensation based on attainment of these goals and other factors the Compensation Committee deems appropriate, and considers awards of long-term equity compensation. In connection with its review and determination, the Compensation Committee considers the input of the Chairman of our Board, who conducts a detailed review of the performance of our CEO based on the Chairman’s  substantial and meaningful experience in ownership and management of pharmaceutical and life science companies.  Our Chairman also presents his recommendation for any change in base salary or other compensation components for our CEO.  The Compensation Committee also seeks input from the CEO, particularly related to the establishment and measurement of corporate and individual objectives and recommendations related to overall employee compensation matters. Our CEO does not participate in discussions or make recommendations with respect to his own compensation.

Our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including Named Executive Officers. Any increases are generally based upon the individual’s performance during the previous year and any changes in responsibilities for the upcoming year.  The Compensation Committee reviews the reasonableness of any proposed compensation for the Named Executive Officers. In conducting its review and making its determinations, the Compensation Committee reviews a history of base salary, cash incentive bonus targets and payouts, and equity awards, prepared by the Company’s Human Resources Department.  During the year, our CEO may change the base salary of the managers who report to him, with the exception of our CFO, COO and General Counsel, without prior approval of our Compensation Committee.  He may do so in order to address significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. The CEO exercised this authority during 2012.  Proposed compensation changes for the CFO, COO and General Counsel are submitted by our CEO to the Compensation Committee for review and approval.

Our Human Resources Department (“HR”) evaluates compensation levels and composition and fashions competitive pay packages on a company-wide basis.  HR also works closely with the Compensation Committee and the CEO in planning for recruitment and retention of employees.  Based on HR’s research and the CEO’s recommendations, we fix these salaries at rates that we believe are generally competitive, but we do not attempt to pay at the high end of our competition.

Compensation Consultants

The Compensation Committee has maintained a structured approach to compensation for our Named Executive Officers, and, since 2005, has retained its own independent compensation consultants which have provided the Committee with support, advice and recommendations. In 2010, our compensation consultant worked with the Compensation Committee in comparing our executive compensation with pertinent market data taken from published salary surveys reflecting a broad range of entities, both within and outside our own specialty pharmaceutical industry. The study also included proxy data from a selected peer group, which we updated and refined in 2012 to include Auxilium Pharmaceuticals Inc., Cornerstone Therapeutics Inc., DepoMed Inc., Hi Tech Pharmacal Co. Inc., Jazz Pharmaceuticals plc, Lannett Company, Inc., Nektar Therapeutics, Optimer Pharmaceuticals, Inc., Pozen Inc., Questcor Pharmaceuticals, Inc., Sagent Pharmaceuticals, Inc., and Santarus, Inc.  Specifically, the Compensation Committee requested the consultant to report base and annual salary incentive percentages for executives in similar sized companies and/or similar industries.  The Compensation Committee reviewed these surveys and information in order to obtain a general understanding of current compensation practices and trends for specific positions held versus just focusing on the Named Executive Officers. This analysis was reviewed and updated in 2011 and 2012 in order to confirm the appropriate data, measures and comparisons.

With respect to establishing the CEO and CFO compensation, we gather, analyze and evaluate the compensation mix provided by our peer group, as well as consider the other factors set forth in the Compensation Committee’s charter.  We do not target or benchmark our Named Executive Officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements. Based on our review of these sources, our total compensation and cash compensation for the Named Executive Officers falls near the aggregated medians of the Named Executive Officers of our peer group. Our goal is structure our compensation in a manner where the largest increase in total direct compensation for our Named Executive Officers comes from appreciation in their Long Term Incentive Awards.

The Compensation Committee has analyzed whether the work of our 2012 compensation consultant, Towers Watson, has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Towers Watson; (ii) the amount of fees from the Company paid to Towers Watson as a percentage of Towers Watson’s total revenue; (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Towers Watson or the individual compensation advisors employed by Towers Watson with our CEO; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Towers Watson or the individual compensation advisors employed by Towers Watson. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Towers Watson and the individual compensation advisors employed by Towers Watson as compensation consultants to the company has not created any conflict of interest.

Components of Compensation.  Our compensation program generally provides equivalent benefits for all salaried and hourly-paid employees. For our managers, directors and vice presidents, including our executive officers, we provide additional compensation designed to reward performance.  For 2012, the principal components of compensation for our Named Executive Officers were:

●	Base Salary,

●	Performance-Based Annual Bonus,

●	Long-Term Incentive Compensation, including periodic grants of long-term stock-based compensation, such as stock options, which are subject to time-based vesting requirements, and

●	Health and Welfare Benefits.

Base Salary.

The salaries for our Named Executive Officers are established to be competitive with market practices in order to allow us to attract and retain senior executive talent. Salary decisions are also influenced by internal equity taking into consideration the relationship between salaries among the executives and each executive’s role and responsibilities, and impact on Company performance.  Other factors considered by the Compensation Committee include an executive’s experience, specific skills, tenure and individual performance. In setting base salaries for the CEO, CFO, COO and General Counsel, we also consider external equity based on analysis of peer group data.   In 2012, no substantial increases to base salaries were implemented with the exception of Dr. Kutinsky whose salary was increased from $240,000 to $290,000 in connection with his promotion to COO in September 2012.

Performance-Based Annual Bonus.

In 2005, we instituted formal management-by-objectives (MBO) annual performance based awards for all of our Named Executive Officers.  Our MBO based incentive program has continued to be a major component of our compensation strategy.  It affords us the opportunity and framework for establishing both corporate and individual performance objectives while providing us the flexibility to reward superior performance in overcoming unforeseen circumstances and exceptional achievements.  Individual MBOs extend beyond financial performance and include actions required for the continued turnaround and future growth of the company.

Each year, the Compensation Committee adopts guidelines pursuant to which it calculates the annual cash incentive awards available to our Named Executive Officers, subject to the Compensation Committee’s oversight and modification. The Compensation Committee believes that our annual incentive program provides our Named Executive Officers with a team incentive to both enhance our financial performance and perform at the highest level. The terms of these programs are not contained in a formal written plan. No executive is part of an incentive plan that has any guaranteed bonus amounts.

As in 2011, we structured specific annual incentive compensation pay for 2012 based upon MBOs for our CEO, CFO, COO and General Counsel.  After the Board reviewed the strategic plan and budget for the year, the Compensation Committee set annual incentive compensation targets designed to induce achievement of that plan and budget.  For 2012, we set the CEO’s bonus target at 100% of base compensation, the CFO’s and COO’s bonuses at 50% of base compensation and the General Counsel’s bonus at 40% of base compensation.  The same bonus targets were set for the CEO, CFO and General Counsel for 2011.  The CEO, CFO, COO and General Counsel each have additional opportunity for “stretch” bonus of up to 50% of their base bonus, or 50%, 25%, 25% (see note h below) and 20% of their base compensation, respectively.  In addition to the bonuses available to the Company’s CEO, CFO, COO and General Counsel, we approved specific objectives and target percentages of compensation for the other Named Executive Officers based on the CEO’s recommendation and our review of the appropriate objectives for these individuals.  Each Named Executive Officer has established MBOs that align with each of the corporate MBOs discussed below.

For the year 2012, we paid bonuses to each of our Named Executive Officers based on their achievement of personal MBOs and the Company’s achievement of its performance targets.  “Stretch” bonuses were paid based on the Company exceeding the applicable 2012 “stretch” budget targets established by the Board at the beginning of the year.  In accordance with the bonus percentages detailed above, the “stretch” bonuses for the CEO, CFO, COO and General Counsel were calculated at 50% of their base bonus amounts.  Likewise, our other named executive officers also were eligible to receive “stretch” bonuses equal to 50% of their base bonus amounts.  Our named executive officers’ bonuses for 2012 were calculated as follows:

	Base Pay for Bonus Calculation (a)	Base Bonus Opportunity (b)	Stretch Bonus Opportunity (c)	% Personal MBO Achievement (d)	Base Bonus Amount (e)	Stretch Bonus Amount (f)	Total 2012 Performance Bonus Paid (g)
Raj Rai	$500,000	100%	50%	90%	$450,000	$225,000	$675,000
Timothy A. Dick	300,000	50%	25%	80%	$120,000	$60,000	$180,000
Joseph Bonaccorsi	278,000	40%	20%	90%	$100,080	$50,040	$150,120
Bruce Kutinsky (h)	262,000	34%	17%	90%	$86,783	$43,391	$130,174
John R. Sabat	272,000	30%	15%	90%	$73,440	$36,720	$110,160
Mark M. Silverberg	272,000	30%	15%	80%	$65,280	$32,640	$97,920
TOTALS	$1,884,000				$895,583	$447,791	$1,343,374

(e)	Base Bonus Amount = Base Pay (a) x Base Bonus Opportunity (b) x % Personal MBO Achievement (d).
(f)	Stretch Bonus Amount = Base Pay (a) x Stretch Bonus Opportunity (c) x % Personal MBO Achievement (d).
(g)	Total 2012 Bonus Paid = Base Bonus Amount (e) + Stretch Bonus Amount (f) + Discretionary Bonus Amount (g).
(h)
Dr. Kutinsky was eligible for 30% base bonus and 15% stretch bonus from January through August 2012, and eligible for 50% base bonus and 25% stretch bonus from September through December 2012 upon being promoted to COO.

Annual Cash Incentive Awards for our Chief Executive Officer

The Compensation Committee discussed the annual cash incentive program for Mr. Rai for fiscal year 2012. Additionally, the Compensation Committee reviewed the Company’s performance against the pre-determined financial objectives and personal objectives.  The 2012 cash incentive plan consisted of two key components:

A.
A base bonus tied to personal objectives linked to Company’s overall strategic plan and the achievement of the target Adjusted EBITDA, as defined by the Company.  The Adjusted EBITDA targets for Mr. Rai were established by the Compensation Committee at the commencement of the year and are the same targets applied to our annual cash bonus program for our other executive officers. A reconciliation of Adjusted EBITDA to net income for the year ended December 31, 2012 can be found on our Current Report on Form 8-K filed with the SEC on February 26, 2013.  The personal objectives were not specifically assigned percentages.

B.	An “over-achievement” bonus which equals 50% of the base bonus, provided the Company achieves its “stretch” Adjusted EBITDA.

For 2012, the Company’s overall corporate MBOs were as follows:

●	Complete the integration of the strategic acquisitions entered into during 2011 and 2012;
●	Maintain FDA compliance of our domestic U.S. drug manufacturing facilities;
●	Expand the Company’s R&D capabilities and file 25 ANDAs with the FDA;
●	Improve our technology platform for improved efficiency and data reporting;
●	Complete various capital expansion and efficiency enhancement projects at our manufacturing plants;
●	Re-align our sales force to implement effective, channel-focused strategies;
●	Develop and implement a strategy to create new revenue opportunities; and
●	Obtain FDA approvals for a number of new products.

The Compensation Committee adopted an annual cash incentive program pursuant to which Mr. Rai was eligible to receive a target cash bonus of up to $750,000, attributable to his achievement of personal objectives and the Company exceeding its “stretch” Adjusted EBITDA target for 2012.  Based upon their review of Mr. Rai’s performance toward achievement of the corporate MBOs listed above, the Compensation Committee awarded Mr. Rai a bonus of $675,000 for 2012 based on its assessment that he achieved 90% of his objectives for the year.

Annual Cash Incentive Awards for our Other Named Executive Officers

In 2012, Mr. Rai recommended and the Compensation Committee approved financial goals and personal MBOs required for incentive payout to other Named Executive Officers.  The goals for the other Named Executive Officers were significantly aligned with the Company’s overall stated goals and objectives, and were tailored to each Named Executive Officer’s role and responsibilities within the Company.  The plan required achievement of financial goals, including exceeding net revenue and Adjusted EBITDA targets, as well as Company’s overall corporate MBOs before any individual payouts would be earned.  These financial and corporate goals were achieved at both base bonus and “stretch” bonus levels, allowing the incentive payouts to be made at both levels.  The amounts of actual individual payouts to the other Named Executives Officers varied based on achievement of their personal MBOs and were in the range of 80-90% of individual goal achievement.

Long Term Incentive Compensation.

We grant non-qualified stock options to our named executive officers as a means of rewarding past performance and encouraging continued efforts to achieve personal and Company objectives in the current and future years.  During 2012, the Board approved the following grant of stock options to Dr. Kutinsky upon his promotion to COO.  No other named executive officer of the Company was granted stock options during 2012.  Dr. Kutinsky’s options were granted at existing market price, vest one quarter per year on each of the first four anniversaries of grant date and expire five (5) years from date of grant:

	Number of Options Granted in 2012	Grant Date Fair Value
Raj Rai	—	$—
Timothy A. Dick	—	—
Joseph Bonaccorsi	—	—
Bruce Kutinsky	100,000	799,140
John R. Sabat	—	—
Mark M. Silverberg	—	—
	100,000	$799,140

Stock options granted in 2012 reflect the Company’s belief that Long Term Incentives should provide a large majority of compensation opportunity for our named executives.  The Company does not have any Long Term Cash Incentives nor does it maintain a pension plan or a supplemental executive retirement plan.

While the Company has not yet adopted any stock ownership guidelines, as of March 8, 2013, each of our Named Executive Officers beneficially owned Company equity with a value of at least 5 times his base salary for 2012.

Benefits.

Employment and Consultant Agreements.  Our CEO entered into Executive Consulting Agreement as of June 8, 2009, which was subsequently amended.  The current amended agreement, effective June 8, 2010, was renewed on its same terms through December 7, 2013, when it may be renewed unless otherwise terminated. Under the terms of this agreement, Mr. Rai receives an annual consulting fee of $500,000, paid in monthly installments, for his service as CEO, with the opportunity to earn bonus equal to 100% of his annual compensation beginning in fiscal year 2011, plus an additional 50% bonus should the Company exceed its “stretch” budget goals.  The Compensation Committee and the Board felt that the financial achievements under Mr. Rai’s leadership merited this level of compensation.  The Executive Consulting Agreement, as amended, also defines the amounts payable to Mr. Rai upon termination of his services following a change in control of the Company.  Mr. Rai’s agreement does not contain any perquisites.  There is not a single trigger for his change of control provision.  The consulting agreement with our CEO provides for post-termination benefits under certain circumstances following a change of control of ownership of the Company, which would include accelerated vesting of equity compensation awards, and a multiple of base salary and past bonus compensation.

The Company entered into employment agreements with its CFO and its General Counsel on December 22, 2010.  Each employment agreement has an initial term of one-year and is automatically renewed for successive one (1) year periods unless written notice of non-extension is provided.  The employment agreements describe payments due to the officer upon termination under various scenarios, including his termination following a change in control.  Neither of these agreements has a change of control provision with a single trigger.  The employment agreements with our CFO and General Counsel provide for post-termination benefits under certain circumstances.  Further, in the event of a termination for good cause by the CFO or General Counsel or for no cause following a change of control of ownership of the Company, post-termination benefits and compensation would include accelerated vesting of equity compensation awards, and a multiple of base salary and past bonus compensation.  None of the Company’s other Named Executive Officers has a formal employment agreement.

Perquisites. The Company has eliminated all perquisites including company cars. None of our executives is eligible for any tax gross-ups.

Company-Wide Benefits.  The Company does not have a pension plan and does not have a supplemental executive retirement plan. Executive officers (with the exception of Mr. Rai) and all full-time employees are eligible to participate in other standard benefits, including health, (which is partially funded by the employee), 401(k), disability and life insurance, flexible spending accounts, employee stock purchase plan, employee assistance program, education assistance program, travel assistance, paid time off and holidays.  Part-time employees are eligible to participate in a limited benefits program which includes 401(k), employee stock purchase plan, and limited holiday and paid time off.   At the recommendation of management, the Board of Directors may elect to approve matching 401(k) contributions.  Since January 1, 2011, the Company has been matching employee 401(k) contributions at a rate of 50% of the first 6% contributed by the employee.

 ESPP.  The Akorn, Inc. Employee Stock Purchase Plan permits eligible employees to acquire shares of our common stock, at a 15% discount from market price, through payroll deductions not exceeding 15% of base wages.  Purchases under the ESPP are subject to an annual maximum purchase of $25,000 in market value of our common stock.

Other Considerations.

Tax Considerations.  It has been and continues to be our intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation (except certain equity incentives) paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.  We also regularly analyze the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purposes of such compensation.

Accounting Treatment Considerations.  We are especially attuned to the impact of Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, with respect to the grant and vesting of equity compensation awards.  Prior to the granting of such awards, we analyze the short and longer-term effects of any particular award on our budget for the year of grant and anticipated financial impact in future years.  This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

Timing of Equity Grants and Equity Grant Practices.  The Compensation Committee recommends to the Board equity compensation to all of the Named Executive Officers and all other Company employees.  All awards are made based on the closing price of our stock on the date of approved award.  In addition, awards may be made to new employees upon their joining the company, and to employees who are promoted during the year.  The timing of such awards depends on those specific circumstances and is not tied to any other particular company event, anticipated events or announcements.

Clawback Policy. The Company has not adopted a compensation clawback policy but is monitoring developments under the Dodd Frank Wall Street Reform and Consumer Protection Act and intends to adopt a clawback policy that satisfies the requirements of the act and the SEC’s rules thereunder once such rules have been adopted. The Company’s CEO and CFO are currently subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers.  The Compensation Committee of Akorn has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2012 and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee, consisting of:

Ronald M. Johnson, Chair
Adrienne L. Graves, Ph.D.
Alan Weinstein

Executive Compensation Tables

The following table includes information concerning compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2012, 2011 and 2010.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (7)	Total ($)

Raj Rai (4)	2012	-0-	-0-	-0-	-0-	675,000		500,000	1,175,000
Chief Executive Officer	2011	-0-	250,000	-0-	2,962,720	750,000		500,000	4,462,720
	2010	-0-	-0-	-0-	3,160,000	405,000		456,109	4,021,109

Timothy A. Dick	2012	299,808	-0-	-0-	-0-	180,000		12,610	492,418
Chief Financial Officer	2011	289,712	-0-	-0-	462,925	195,750		12,135	960,522
	2010	256,538	-0-	-0-	716,064	150,528		6,825	1,129,955

Joseph Bonaccorsi	2012	278,170	-0-	-0-	-0-	150,120		12,790	441,080
Senior Vice President,	2011	269,808	-0-	-0-	277,755	162,000		12,537	722,100
General Counsel and Secretary	2010	256,346	-0-	-0-	237,540	147,456		7,262	648,604

Bruce Kutinsky (6)	2012	260,769	-0-	-0-	799,140	130,174		9,468	1,199,551
Chief Operating Officer	2011	240,000	-0-	-0-	462,925	108,000		9,231	820,156
	2010	13,846	-0-	-0-	769,550	-0-		-0-	783,396

John R. Sabat	2012	271,769	-0-	-0-	-0-	110,160		11,821	393,750
Senior Vice President, National	2011	263,900	-0-	-0-	370,340	117,000		11,846	763,086
Accounts & Trade Relations	2010	263,900	-0-	-0-	124,591	118,800		7,469	514,760

Mark M. Silverberg	2012	271,846	-0-	-0-	-0-	97,920		13,798	383.564
Executive Vice President,	2011	264,000	-0-	-0-	370,340	106,515		13,545	754,400
Global Quality Assurance &	2010	260,870	-0-	-0-	159,424	112,752		8,315	541,361
Alliance Management

(1)
The amounts shown in this column are discretionary cash bonus awards earned in the applicable year and paid to the Named Executive Officers in the following year.  See “Performance-Based Annual Bonus” for additional information.

(2)
This column shows the grant-date fair value of restricted stock awards granted during the applicable year.  Additional information regarding restricted stock awards is included in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

(3)
This column shows the grant-date fair value of stock options granted during the applicable year.  These amounts were determined as of the options’ grant dates in accordance with FASB ASC Topic 718.  The assumptions used were the same as those reflected in Note 10 to our consolidated financial statements for the year ended December 31, 2012.

(4)
The grant-date fair value of the Option Awards for Mr. Rai in 2010 includes $1,274,550 related to the 900,000 stock options granted to him during 2010, plus $1,885,450 of incremental fair value assigned to 1,750,000 stock options granted on August 7, 2009.  This grant of 1,750,000 options was approved by the Board on August 7, 2009, but did not become effective until May 21, 2010, the day the Company’s shareholders approved an amendment to the 2003 Stock Option Plan allowing this grant to proceed.  On May 21, 2010, the fair value of these 1,750,000 options was $3,278,800, compared to their original fair value of $1,393,350 calculated as of August 7, 2009.  The incremental value of $1,885,450 is included in the Option Awards figure presented above for 2010, while the original value of $1,393,350 is included in the Option Awards figure for 2009.

(5)
The amounts shown in this column are annual cash incentive awards, earned in the applicable year and paid to the Named Executive Officers in the following year.  See “Performance-Based Annual Bonus” for additional information.

(6)	Dr. Kutinsky’s base salary was increased from $248,000 to $290,000 in connection with his promotion to COO in September 2012.

(7)
The amounts reported in this column represent the dollar amount for each Named Executive Officer for consulting services (CEO only), perquisites and other personal benefits, tax reimbursements, our matching contributions to the Akorn 401(k) savings plan, insurance premiums, and other benefits as follows:

Name	Year	Fess for Consulting Services ($)	401(k) Match ($)	Group Term Life Insurance Premium ($)	All Other ($) (1)	Total ($)
Raj Rai	2012 2011 2010	500,000 500,000 456,109	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	500,000 500,000 456,109
Timothy A. Dick	2012 2011 2010	-0- -0- -0-	8,500 8,028 2,723	360 360 360	3,750 3,747 3,742	12,610 12,135 6,825
Joseph Bonaccorsi	2012 2011 2010	-0- -0- -0-	8,500 8,250 2,980	540 540 540	3,750 3,747 3,742	12,790 12,537 7,262
Bruce Kutinsky	2012 2011 2010	-0- -0- -0-	5,178 4,985 -0-	540 499 -0-	3,750 3,747 -0-	9,468 9,231 -0-
John R. Sabat	2012 2011 2010	-0- -0- -0-	5,695 5,723 1,875	2,376 2,376 2,376	3,750 3,747 3,218	11,821 11,846 7,469
Mark M. Silverberg	2012 2011 2010	-0- -0- -0-	8,250 8,250 8,500	1,548 1,548 1,548	3,750 3,747 3,742	13,798 13,545 8,315

(1)	This column represents the discount from market value on shares purchased through the Employee Stock Purchase Plan for Messrs. Bonaccorsi, Dick, Sabat and Silverberg, and Dr. Kutinsky.

2012 Grants of Plan-Based Awards

The following table provides additional information about stock and option awards granted to our Named Executive Officers during the year ended December 31, 2012.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Bruce Kutinsky (4)	8/3/12								100,000	$13.35	$799,140

(1)	For information on performance-based annual bonus awards granted in 2012, see “Performance-Based Annual Bonus” and “Summary Compensation Table – Non-Equity Incentive Plan Compensation.”

(2)	The per-share exercise or base price of the options granted in the fiscal year is based on the closing price of our common stock on the grant date of each respective option.

(3)
The grant date fair value of the option award granted during 2012 was based on the closing prices of our common stock on the grant date, and was calculated in accordance with FASB ASC Topic 718.   The assumptions used for this grant were the same as those reflected in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	The options vest in equal installments over a four-year period beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2012 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2012, for each of our Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS (1)						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date (8)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Raj Rai	250,000 (2)	-0-		1.00	6/8/2014
	1,750,000 (3)	250,000		1.34	8/7/2014
	100,000 (4)	50,000		1.46	2/22/2015
	500,000 (5)	250,000		2.61	5/21/2015
	266,666 (6)	533,334		6.62	4/29/2016

Timothy A. Dick	100,000 (6)	-0-		1.00	6/12/2014
	122,222 (4)	61,111		1.46	2/22/2015
	244,444 (5)	122,223		2.61	5/21/2015
	41,666 (6)	83,334		6.62	4/29/2016

Joseph Bonaccorsi	250,000 (7)	-0-		0.81	5/6/2014
	66,666 (4)	33,334		1.46	2/22/2015
	66,666 (5)	33,334		2.61	5/21/2015
	25,000 (6)	50,000		6.62	4/29/2016

Bruce Kutinsky	166,666 (11)	83,334		5.43	12/10/2015
	41,666 (6)	83,334		6.62	4/29/2016
	-0- (12)	100,000		13.35	8/3/2017

John R. Sabat	-0- (4)	25,000		1.46	2/22/2015
	4,839 (5)	13,334		2.61	5/21/2015
	33,333 (6)	66,667		6.62	4/29/2016

Mark M. Silverberg	50,000 (9)	-0-		1.11	5/26/2014
	50,000 (8)	-0-		1.60	11/19/2014
	35,000 (10)	-0-		1.60	11/19/2014
	75,000 (10)	-0-		1.60	11/19/2014
	53,333 (4)	26,667		1.46	2/22/2015
	40,000 (5)	20,000		2.61	5/21/2015
	33,333 (6)	66,667		6.62	4/29/2016

NOTES:

(1)	Outstanding stock options at December 31, 2012, become exercisable in accordance with the vesting schedule below:

	Grant Date	Vesting Schedule .

(2)	6/8/2009	Vested immediately upon grant.

(3)	8/7/2009
250,000 options vested on 12/8/2009 and 250,000 options to vest every six months thereafter, until 6/8/2013, for as long as and providing that Mr. Rai continues to render CEO consulting services to the Company.

(4)	2/22/2010	1/3 per year beginning on the first anniversary of the grant

(5)	5/21/2010	1/3 per year beginning on the first anniversary of the grant

(6)	6/12/2009	1/3 per year beginning on the first anniversary of the grant

(7)	5/6/2009	1/3 per year beginning on the first anniversary of the grant

(8)	11/19/2009	1/3 per year beginning on the first anniversary of the grant

(9)	5/26/2009	1/3 per year beginning on the first anniversary of the grant

(10)	11/19/2009	1/4 vesting immediately and 1/4 on each of next three anniversaries of grant

(11)	12/10/2010	1/3 per year beginning on the first anniversary of the grant

(12)	8/3/2012	1/4 per year beginning on the first anniversary of the grant

See “2012 Grants of Plan-Based Awards” for more information on outstanding stock options.

2012 Option Exercises and Stock Vested Table

The following table provides a summary of the value realized by our Named Executive Officers from the exercise of option awards or the vesting of stock awards during the year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld to Cover Tax Liability	Value Realized on Vesting ($) (1)
Timothy A. Dick	200,000	$2,491,805
John R. Sabat	156,827	$1,740,183

(1)
The stock option exercises included above were all same-day sales.  The value realized on exercise of these options equaled the difference between the sales prices and the exercise prices for the underlying shares.

Potential Payments Upon Termination or Change of Control

We entered into agreements with our CEO, CFO and General Counsel which include severance and change of control provisions that may require us to make payments to these individuals in the event of the termination of the CEO’s consulting services and the CFO’s and General Counsel’s employment, and increased payments and acceleration of unvested equity grants, such as stock options, following a change in control.

Under the terms of the agreements, we will provide certain protections for a period of one year for the CEO, CFO and General Counsel following a change of control. In the event the CEO’s Consulting Agreement, or the CFO’s or General Counsel’s employment is terminated involuntarily by the Company or successor or for good reason by the individual officer during such period, he would then be provided with severance benefits under the terms of the agreement. The agreement does not provide for any tax gross-up of severance pay.

A “change of control” generally means (i) any other person or entity acquires ownership of 40 % or more of our outstanding common stock or the combined voting power over our outstanding voting securities;  (ii) the incumbent directors, as defined in the agreements, cease to constitute at least a majority of the board; or (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions.

“Good reason” generally means the occurrence of any of  (a) a change in officer’s status or responsibilities which represents a material and adverse change from officer’s status or responsibilities, or the assignment to officer of any duties or responsibilities which are materially inconsistent with officer’s status or responsibilities; (b) a reduction in officer’s base salary to a level below that in effect at any time previously; (c) the Company’s requiring officer to be based at any place outside a 50-mile radius from officer’s job location or residence without the officer’s consent; (d) the failure of the Company to obtain an agreement, satisfactory to the officer, from any successors to assume and agree to perform the agreement.

With respect to the CEO’s Consulting Agreement, if, during the term of the agreement, the agreement is terminated within ninety (90) days prior to or twelve (12) months following a change in control, the CEO then would be entitled to the following compensation and benefits:

i. If the CEO’s Consulting Agreement is terminated by the Company for good cause, due to the CEO’s disability or death, due to CEO’s retirement, or by CEO for any other than for Good Reason, the Company would pay to CEO accrued compensation.

ii.   If the CEO’s Consulting Agreement is terminated by the Company without good cause, or by the CEO for Good Reason, the CEO would be entitled to (a) the Company would pay CEO all accrued compensation and a pro-rata bonus amount; (b) the Company would pay CEO as a liquidated sum in lieu of any further compensation for periods subsequent to the termination date, an amount in cash equal to three (3) times the sum of base annual compensation and bonus amount; and
(c) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to CEO under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement would lapse and such incentive award would become 100% vested, all stock options and stock appreciation rights granted to the CEO would become immediately exercisable and would become 100% vested and all performance units granted to the CEO would become 100% vested.

Under the Consulting Agreement with our CEO, he is subjected to non-compete provisions pursuant to which the CEO shall not compete with the business of the Company during the term of his employment.  The CEO is specifically prohibited from engaging in any business activity that is or may reasonably be found to be in competition with the business of the Company.  Further, the CEO is prohibited during the term and for twelve months following the termination of the Consulting Agreement from soliciting, enticing or inducing any Company employees or business away from the Company to be employed by any competitor of the Company.

With respect to the CFO and General Counsel, if, during the term of their respective agreements, the agreement is terminated within ninety (90) days prior to or twelve (12) months following a change in control, the officer would then be entitled to the following compensation and benefits:

i.  If the officer’s employment were terminated by the Company for good cause, due to the officer’s disability or death, due to officer’s retirement, or by the officer for any other than for Good Reason, the Company would pay to officer accrued compensation.

ii. If the officer’s employment is terminated by the Company without good cause, or by the officer for Good Reason, the officer would be entitled to: (a) the Company would pay officer all accrued compensation and a pro-rata bonus amount; (b) the Company would pay officer an amount in cash equal to two (2) times the sum of  base annual compensation and bonus amount; (c) until the second (2nd) anniversary of the termination date, officer would have such rights with respect to benefits provided by the Company, including without limitation car allowance, life insurance, disability, medical, dental and hospitalization benefits as were provided to officer within ninety (90) days preceding the date of the Change in Control; and (iv) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to officer under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement would lapse and such incentive award would become 100% vested, all stock options and stock appreciation rights granted to officer would become immediately exercisable and would become 100% vested and all performance units granted to the officer would become 100% vested.

Any change of control severance payment amounts made to the CEO, CFO or General Counsel would be paid in a single lump sum cash payment within thirty (30) days of the termination, and would be subject to all applicable tax and other withholdings.  In the event that any payment or benefit received or to be received by CEO in connection with termination of his Consulting Agreement would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code or any similar or successor provision to 280G would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such Severance Parachute Payments would be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax.  The agreements do not provide for any tax gross-up of severance pay.

Termination Other Than for Cause or Disability; Voluntary Termination for Good Reason.

Further, with respect to the CFO and General Counsel, if either officer is terminated other than for cause or disability, or the officer terminates employment for “good reason” either more than 90 days prior to or 12 months following a change of control, he would be entitled to a lump sum payment equal to the amount of the officer’s accrued compensation and pro-rated bonus, plus:

(i)  an amount in cash equal to one (1) times the sum of the base annual compensation and bonus; and
(ii) until the first (1st) anniversary of the termination, the officer would have such rights with respect to all benefits provided by the Company as were provided to the officer as of the termination date or, if greater, at any time within ninety (90) days preceding the termination date, and (iii) the amounts provided would be paid in a single lump sum cash payment within thirty (30) days after the termination plus accrued pay in lieu of unused vacation.

Termination for Death or Disability or for Cause.

If the CFO’s or General Counsel’s employment with the Company would be terminated (i) by the Company for Cause, (ii) due to officer’s Disability or death, (iii) due to officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by officer other than for Good Reason, the Company would pay to officer the accrued compensation. Cause generally means an officer’s willful and continued failure to perform substantially his duties.

Each of the agreements with the CFO and the General Counsel contains non-compete provisions pursuant to which the CFO and the General Counsel shall not compete with the business of the Company during the term of their employment and for twelve months following their employment termination. Specifically, the officers will not engage in any business activity that is or may reasonably be found to be in competition with the business of the Company.  Further, the CFO and General Counsel are prohibited from soliciting, enticing or inducing any Company employees or business away from the Company to be employed by any competitor of the Company.

The following table sets forth the estimated amounts payable to each of our Named Executive Officers upon a “change in control” of the Company:

	Raj Rai	Timothy A. Dick	Joseph Bonaccorsi	Bruce Kutinsky	John R. Sabat	Mark M. Silverberg
Cash Severance Payments	$1,500,000	$600,000	$556,000	$-0-	$-0-	$-0-
Cash Bonus Payments	1,500,000	450,000	333,600	-0-	-0-	-0-
Accelerated Vesting of Stock Options (1)	7,489,836	1,594,733	526,841	-0-	-0-	-0-
Employee Benefits Continuation (2)	-0-	15,500	15,500	-0-	-0-	-0-
Tax Gross-Up	-0-	-0-	-0-	-0-	-0-	-0-
TOTAL	$10,489,836	$2,660,233	$1,431,941	$-0-	$-0-	$-0-

(1)	Represents the “in-the-money” value of unvested stock options based on $13.36 per share, which was the closing stock price of Akorn, Inc. common stock on December 31, 2012.
(2)	For Messrs. Dick and Bonaccorsi, represents the estimated cost to continue health and life insurance coverage for 2 years after a change in control.

Director Compensation

Director compensation is set by the Compensation Committee in coordination with management and submitted to the Board for approval.  Each year, the Compensation Committee works with its independent compensation consultant to review current director compensation using published survey data in order to guide the Compensation Committee towards establishing director compensation that falls in an appropriate range for a company of its size and in the Pharmaceutical Industry.

Upon appointment to the Board in March 2012, Dr. Graves was granted the option to purchase 20,000 shares of our common stock at the market prices in effect on date of grant.  The options vested immediately upon grant and expire five years from grant date if not exercised.  Our directors currently receive modest amounts in cash and each has stock or stock options.  While the Company has not yet adopted any stock ownership guidelines for its Board, given the number of shares beneficially owned by Board members as of March 8, 2013, the Company is confident each independent director could currently fulfill a requirement to beneficially own Company’s stock with a value that is a multiple of 3 – 5 times his annual director’s fees.  The Compensation Committee has discussed adding this requirement.

In 2012, the Compensation Committee revised annual cash compensation schedules for our Board members that were previously adopted on April 19, 2011.  The cash portion of Board compensation is paid quarterly.  Accordingly, Board members were paid based on the previous cash compensation schedule for their service in the first quarter of 2012, and paid on the newly-adopted cash compensation schedule for second, third and fourth quarters of 2012.  Set forth below are the previous and the newly-adopted annual cash compensation schedules for our Board members:

	Fee schedule adopted on April 29, 2011	Fee schedule adopted on May 4, 2012
Board Fees:
Chairman of the Board	$ 70,000	$ 90,000
Board Members	$ 50,000	$ 70,000

In addition to the cash compensation detailed above, each Director is to receive an annual equity award.  The quantity and type of equity award to be granted is determined annually and takes into account the estimated grant-date fair value of the award.   Each continuing director received a grant of 5,000 shares of restricted stock on September 12, 2012 for annual service as director, with half of the shares vesting on the grant date and the remaining vesting on the one year anniversary of the grant date.

In connection with their service as our directors, we have provided to each of our independent directors supplemental indemnity assurances with respect to any claims associated with their serving as one of our directors, as a director of any of our subsidiaries, as a fiduciary of any of our employee benefit plans and in other positions held at our request.

The following table sets forth compensation paid to our directors for the year 2012:

2012 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation ($) (g)	Total ($) (h)
Dr. John N. Kapoor (Chairman)	$85,000	$73,150	-0-	-0-	-0-	-0-	$158,150
Kenneth S. Abramowitz	65,000	73,150	-0-	-0-	-0-	-0-	138,150
Dr. Adrienne Graves	52,500	73,150	157,624	-0-	-0-	-0-	283,274
Ronald M. Johnson	65,000	73,150	-0-	-0-	-0-	-0-	138,150
Steven Meyer	65,000	73,150	-0-	-0-	-0-	-0-	138,150
Brian Tambi	65,000	73,150	-0-	-0-	-0-	-0-	138,150
Alan Weinstein	65,000	73,150	-0-	-0-	-0-	-0-	138,150

(1)	The dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2)	This column presents the aggregate grant date fair value of restricted stock granted during 2012.

(3)
This column presents the aggregate grant date fair value of stock options granted during 2012.  The grant date fair values were determined in accordance with FASB ASC Topic 718.  The assumptions used were the same as those reflected in Note I to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.  During 2012, Dr. Graves received a grant of 20,000 options upon joining the Board.  As of December 31, 2012, each director had the following number of options outstanding: Dr. Kapoor – none; Mr. Abramowitz – 52,385; Dr. Graves – 20,000; Mr. Johnson – 120,000; Mr. Meyer – 40,000; Mr. Tambi – 70,000; and Mr. Weinstein – 70,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ronald M.  Johnson, Chair, Alan Weinstein and Dr. Adrienne Graves, who currently comprise the Compensation Committee, are each independent, non-employee directors of the Company.  No executive officer (current or former) of the Company served as a director or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on our Compensation Committee, (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board, or (iv) were directly or indirectly the beneficiary of any related transaction required to be disclosed under the applicable regulations of the Exchange Act, during the year ended December 31, 2012.

 ANNUAL REPORT

A COPY OF THE 2012 ANNUAL REPORT ACCOMPANIES THIS PROXY STATEMENT. WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD OR WHO REPRESENTS IN GOOD FAITH THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK AS OF MARCH 8, 2013.  REQUESTS SHOULD BE MADE TO AKORN, INC., ATTENTION: INVESTOR RELATIONS, 1925 WEST FIELD COURT, SUITE 300, LAKE FOREST, ILLINOIS 60045.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Akorn shareholders may be “householding” our proxy materials.  A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, or call (847) 279-6156.  Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by shareholders at the meeting other than those described in the accompanying notice.  The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof.  It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

/s/ Joseph Bonaccorsi

Joseph Bonaccorsi
Secretary

Lake Forest, Illinois
April 1, 2013

AKORN

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 John N. Kapoor, PhD 02 Ronald M. Johnson 03 Brian Tambi 04 Steven J. Meyer 05 Alan Weinstein
06 Kenneth S. Abramowitz 07 Adrienne L. Graves, PhD

02 0000000000

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP to serve as Akorn's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. Say on Pay - An advisory vote on approval of the Company's executive compensation program.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000170707_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

AKORN, INC.
Annual Meeting of Shareholders
May 3, 2013

This proxy is solicited on Behalf of the Board of Directors of Akorn, Inc.

The undersigned hereby constitutes and appoints Joseph Bonaccorsi as proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side hereof, all of the shares of common stock of Akorn, Inc. (the "Company") held of record by the undersigned on March 8, 2013 that the undersigned is entitled to vote at the annual meeting of shareholders of Akorn to be held on May 3, 2013 (the "Meeting"), and at all adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR THE SELECTION OF KPMG LLC TO SERVE AS AKORN'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

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